Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Announces Closing of Common Stock Offering

SPARTANBURG, South Carolina, September 30, 2013 — Synalloy Corporation (NASDAQ: SYNL) today announced the closing of an underwritten public offering of 2,000,000 shares of its common stock at a price of $15.75 per share. The underwriters also exercised their option to purchase and close upon an additional 300,000 shares of common stock from Synalloy at the public offering price (less the underwriting discount).

Synalloy received net proceeds, after underwriting discounts and estimated expenses, of approximately $34.2 million.

We intend to use the net proceeds from the offering to invest approximately $3.5 million in new equipment for our CRI Tolling facility, to invest approximately $2.0 million in new equipment for our fabrication facilities, to pay off the senior indebtedness outstanding under a line of credit that we have through a loan agreement, and for general corporate purposes.

Sterne, Agee & Leach, Inc. and BB&T Capital Markets acted as joint book-running managers for the offering. Copies of the prospectus supplement and related base prospectus for the offering may be obtained on the website of the Securities and Exchange Commission, http://www.sec.gov, or from Sterne, Agee & Leach, Inc., Prospectus Department, 277 Park Avenue, 24th Floor, New York, NY 10172, phone: 212-338-4708, fax: 205-414-6373, email: syndicate@sterneagee.com.

The common stock was issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Synalloy

Synalloy Corporation (NASDAQ: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon piping systems.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based on current expectations, estimates and projections about our industry, our business, our customer relationships, management’s beliefs and assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict and, in many cases, are beyond the control or knowledge of management. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning some of the factors that could cause materially different results is included in our reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, http://www.sec.gov.

CONTACT: Rick Sieradzki at (864) 596-1558